Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The summary of general terms and provisions of the capital stock of Northern Oil and Gas, Inc. (the “Company”) set forth below does not purport to be complete and is subject to and qualified by reference to the Company’s Restated Certificate of Incorporation (the “Certificate of Incorporation”), as amended by the Certificate of Amendment to the Certificate of Incorporation, dated September 18, 2020, and the Amended and Restated Bylaws (the “Bylaws,” and together with the Certificate of Incorporation, the “Charter Documents”), each of which is included as an exhibit to the Company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and incorporated by reference herein. For additional information, please read the Charter Documents and the applicable provisions of the Delaware General Corporation Law (the “DGCL”).

Authorized Capital Stock

The Company is authorized to issue up to 140,000,000 shares, of which (i) 135,000,000 have been designated common stock, par value $0.001 per share (“Common Stock”), and (ii) 5,000,000 have been designated preferred stock, par value $0.001 per share (“Preferred Stock”).

Common Stock

Voting Rights

The holders of shares of Common Stock have the exclusive power to vote on all matters presented to the Company’s stockholders unless Delaware law or the certificate of designation for an outstanding series of Preferred Stock gives the holders of that series of Preferred Stock the right to vote on certain matters. Each holder of shares of Common Stock is entitled to one vote per share.

Except with respect to the election of directors or as otherwise required by law, all questions submitted to a vote of our stockholders are decided by the affirmative vote of the holders of the greater of (a) a majority of the voting power of the shares present and entitled to vote on that item of business or (b) a majority of the voting power of the minimum number of shares entitled to vote that would constitute a quorum for the transaction of business at a duly held meeting of stockholders. Directors are elected by a plurality of the voting power of the shares present and entitled to vote on the election of directors at a meeting at which a quorum is present, and stockholders are not entitled to cumulate their votes for the election of directors.

Dividend Rights

Subject to any prior rights of any Preferred Stock then outstanding, the holders of shares of Common Stock are entitled to receive dividends ratably out of funds legally available, when and if declared by the Company’s board of directors.

Liquidation Rights

Upon any liquidation, dissolution or winding up of the Company, voluntary or involuntary, after the payment in full of all amounts to which the holders of shares of Preferred Stock shall be entitled and payment or provision for payment of the Company’s debts, the remaining assets of the Company to be distributed to the holders of the stock of the Company shall be distributed equally, on a per share basis, among the holders of the shares of Common Stock.

No Preemptive, Redemption or Convertible Rights

The holders of Common Stock shall have no preemptive rights to subscribe to any or all additional issues of Common Stock or any securities of the Company convertible into Common Stock. The Common Stock is not redeemable nor convertible.

Listing

The Common Stock is currently listed on the New York Stock Exchange under the symbol “NOG.”

Warrants

The Company has outstanding warrants to purchase Common Stock (“Warrants”) exercisable for, in the aggregate, 1,223,963 shares of Common Stock at an exercise price of $26.3324 per share, in whole or in part, at any time on any business day and from time to time until 5:00 p.m., Central Time, on January 27, 2029 (the “Expiration Date”). The number of shares of Common Stock issuable in respect of the Warrants, and the exercise price, are subject to adjustment as a result of certain anti-dilution provisions contained in the Warrants. Unexercised Warrants will expire as of 5:00 p.m., Central Time, on the Expiration Date. The Warrants are not registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Anti-Takeover Provisions

Advance Notice Requirements for Director Nominations and Stockholder Proposals

The Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the Company’s corporate secretary. Any such stockholder must be a stockholder of record at the time such notice is delivered to the corporate secretary, at the time of the record date of the annual meeting and at the time of the annual meeting, and must be appear, or be represented by proxy, at the applicable annual meeting.

Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days, nor earlier than 120 days, prior to the first anniversary of the previous year’s annual meeting; provided, however, that if the date of the annual meeting is advanced or delayed by more than 30 days before or 60 days after such anniversary date, such notice must be delivered to the corporate secretary not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which the public announcement of the date of such annual meeting is first made by the Company.

The Bylaws also specify detailed requirements as to the form and content of a stockholder’s notice (including disclosure with respect to such stockholder and the nominee or proposed business, as applicable) and, in the case of nominations of candidates for election as directors, require a completed D&O questionnaire and nominee agreement from each such nominee. Any stockholder seeking to nominate candidates for election as directors must further deliver to the Company certain certifications and representations, as well as reasonable evidence that such stockholder has complied with the requirements of Rule 14a-19 of the Exchange Act not later than eight business prior to the annual meeting. Such proposed nominee may be required by the Company to deliver to the Company certain representations and agreements. The Company may also, as a condition to any such nomination or business being deemed properly brought before an annual meeting of stockholders, require such stockholder or any proposed nominee to deliver to the corporate secretary, within five business days of any such request, such other information as may reasonably be requested by the Company, including (i) such other information as may be reasonably required by the Company’s board of directors, in its sole discretion, to determine (A) the eligibility of such proposed nominee to serve as a director of the Company, and (B) whether such proposed nominee qualifies as an “independent director” or “audit committee financial expert” under applicable law, securities exchange rule or regulation, or any publicly disclosed corporate governance guideline or committee charter of the Company and (ii) such other information that the Company’s board of directors determines, in its sole discretion, could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

A stockholder’s notice must be updated and supplemented, if necessary, so that the information provided or required to be provided in such notice is true and correct as of the record date for the annual meeting of stockholders and as of the date that is ten business days prior to the annual meeting of stockholders or any adjournment, recess, rescheduling or postponement thereof, and such update and supplement must be delivered to the corporate secretary not later than five business days after the record date for the annual meeting of stockholders in the case of the update and supplement required to be made as of the record date, and not later than eight business days prior to the date for the annual meeting of stockholders or any adjournment, recess, rescheduling or postponement thereof in the case of the update and supplement required to be made as of ten business days prior to the annual meeting of stockholders or any adjournment, recess, rescheduling or postponement thereof.

These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders and may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or attempts that might allow stockholders to receive premiums over the market price of their Common Stock.

Issuance of Preferred Stock

The Company’s board of directors can at any time, under the Certificate of Incorporation, and without stockholder approval, issue one or more new series of Preferred Stock. In some cases, the issuance of Preferred Stock without stockholder approval could discourage or make more difficult attempts to take control of the Company through a merger, tender offer, proxy contest or otherwise. Preferred Stock with special voting rights or other features issued to persons favoring the Company’s management could stop a takeover by preventing the person trying to take control of the Company from acquiring enough voting shares necessary to take control.

Special Meetings of Stockholders

The Bylaws provide that a special meeting of stockholders may be called only by a majority of the Company’s board of directors.

Anti-Takeover Provisions of the Delaware General Corporation Law

As a Delaware corporation, the Company is subject to Section 203 of the DGCL. This provision provides that a corporation that is listed on a national securities exchange or that has more than 2,000 stockholders is not permitted to engage in a business combination with any interested stockholder, generally a person who owns 15% or more of the outstanding shares of a corporation’s voting stock, for three years after the person became an interested stockholder, unless:

•Before the person became an interested stockholder, the board of directors approved either the transaction resulting in a person becoming an interested stockholder or the business combination;

•Upon consummating the transaction which resulted in the person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding shares owned by persons who are both officers and directors of the corporation, and shares held by certain employee stock ownership plans); or

•On or after the date the person becomes an interested stockholder, the business combination is approved by the board of directors and at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the corporation’s outstanding voting stock which is not owned by the interested stockholder.

Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors, if a majority of the directors who were directors prior to any person’s becoming an interested stockholder during the previous three years, or were recommended for election or elected to succeed those directors by a majority of those directors, approve or do not oppose that extraordinary transaction.